ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of December 2, 2011 (the “Execution Date”), by and between Coyote Hills Golf, Inc., a Nevada corporation (“Purchaser”), Spindle Mobile, Inc. a Delaware corporation (“Seller”), Mitch Powers, a shareholder and officer of Purchaser (“Powers”), Stephanie Erickson, a shareholder and officer of Purchaser (“Erickson”), and Kamiar Khatami, an individual (“Khatami”).

RECITALS

A.

Seller is in the business of and owns intellectual property in the data processing and, mobile payments fields and other related fields  (the “Business”);

B.

Seller desires to sell to Purchaser, and Purchaser desires to acquire from Seller, intellectual property and other assets used in and necessary for the operation of the Business on the terms and conditions set forth in this Agreement; and

C.

Seller shall enter into a proprietary information, non-competition and non-solicitation agreement in exchange for good and valuable consideration therefor.

D.

Powers, Erickson and Khatami (collectively the “CYHF Shareholders”) agree it is in their best interest to assist Purchaser in obtaining the assets sought to be acquired by cancelling shares of Purchaser’ common stock owned by them as further inducement for Seller to transfer the assets to Purchaser.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE I.
PURCHASE AND SALE OF ASSETS

1.1

Purchase and Sale of Purchased Assets.  Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined below), Seller shall sell, transfer, convey, assign and deliver to Purchaser and Purchaser shall acquire from Seller, free and clear of any mortgage, security, interest, pledge, lien, conditional sales agreement, charge and any other encumbrance (each, an "Encumbrance"), all of Seller’s right, title and interest in and to the assets, properties, rights and contracts used in and/or necessary for the operation of the Business and as set forth below, as the same shall exist on the Closing Date (collectively, the “Purchased Assets”):

(a)

the physical assets listed on Schedule 1.1(a) attached hereto;

(b)

all Seller Owned Proprietary Rights (as defined in this Agreement),  all goodwill associated therewith, and all rights to sue for or assert claims against and remedies against past, present or future infringements of any or all of the Seller Owned Proprietary Rights and rights of priority and protection of interests therein and to retain any and all amounts therefrom;

(c)

all methods of delivery of services, trade secrets, disks, market studies, consultants’ reports, and all similar property of any nature, tangible or intangible, used in connection with the Seller’s Business;

(d)

all Software Programs (as defined in this Agreement) and other proprietary information owned and developed by Seller, and shall in no event include any Public Software or Off-the-Shelf Software;

(e)

all other intangible assets (including all Claims) relating to the Purchased Assets;

(f)

All data, records, files, manuals, blueprints and other documentation related in any way to the Purchased Assets and the operation of Seller’s Business to the extent involving the Purchased Assets, including: (i) studies, reports and other similar documents and records used in its Business, whether in electronic form or otherwise; and (ii) all files, documents and records of attorneys or consultants of Seller relating to the prosecution of Seller’s Owned Proprietary Rights (“Books and Records”);

(g)

all right, title and interest of Seller in and to the (x) contracts and agreements and (y) all rights under any settlement agreement or related matters, each as set forth in Schedule 1.1(h) attached hereto (and to the extent oral, accurately described in Schedule 1.1(h)) (the “Assumed Contracts”); and

(h)

all goodwill of Seller.

1.2

Assumed Liabilities.  Purchaser hereby agrees to assume, satisfy and perform when due only (a) all liabilities associated with the case United States District Court for the District of Arizona; Case #01-CV-441; Net MoneyIN, Inc v Eprocessing Network (the “eProcessing Litigation”), (b) those liabilities and obligations of Seller under the Purchased Assets arising on and after the Closing Date (other than any liability or obligation for a breach or default which occurred prior to the Closing Date) and (c) all those liabilities set forth on Schedule 1.2 attached hereto.

1.3

Excluded Liabilities.  Except for the Assumed Liabilities, Purchaser is not required to, and shall not, assume, pay, perform, defend or discharge, and Seller shall pay, perform, defend and discharge, Seller's liabilities or obligations of any and every kind whatsoever, direct, indirect, absolute, contingent, secured, unsecured, accrued or otherwise, whether known or unknown, including, without limitations, all liabilities arising from any litigation Seller has been involved in or is currently involved in (including attorneys fees) (collectively, “Excluded Liabilities”).

1.4

Consideration.  Subject to the terms and conditions set forth in this Agreement, as consideration for the Purchased Assets, Purchaser agrees to pay, or cause to be paid, to Seller an aggregate purchase price (the “Purchase Price”) equal Thirteen Million Two Hundred Twenty Thousand (13,220,000) shares of Purchaser’s Common Stock, which shares will equal 80% of Purchaser’s issued and outstanding capital stock as of the Closing Date (the “Purchase Price” or the “Stock Consideration”).  The shares of the Stock Consideration will have a price per share equal to One Tenth of One Cent ($0.001) (the “Per Share Stock Consideration Price”) for a total value at Closing of Thirteen Thousand Two Hundred Twenty Dollars ($13,220.00).  The shares of the Stock Consideration will be allocated to the shareholders of Seller in the manner set forth on Schedule 1.4 attached hereto.  Seller represents and warrants that the allocation set forth on Schedule 1.4 complies with all applicable laws and rights and preferences, if any, that govern distributions to Seller’s shareholders.

1.5

Allocation of Purchase Price.  The Purchase Price shall be allocated among the Purchased Assets as set forth in Schedule 1.5 to prepared by Purchaser as soon as practicable after the Closing, which schedule will be mutually agreed to by the parties hereto.  Purchaser and Seller agree (i) to report the sale of the Purchased Assets for federal and state tax purposes in accordance with the allocations set forth in Schedule 1.5 and (ii) not to take any position inconsistent with such allocations on any of their respective tax returns.

1.6

Closing.

(a)

Time and Place.  The consummation of the purchase and sale of the Purchased Assets under this Agreement (the “Closing”) shall be effective on the date that is no more than one business day after all obligations set forth in this Section 1.6  are complied with or have been waived by Purchaser with respect to the obligations set forth in Sections 1.6(b) and 1.6(d) or waived by Seller with respect to Section 1.6(c) .  The Closing shall take place in such manner and at such place as determined by the parties hereto (the “Closing Date”).

(b)

Closing Deliveries By Seller.  As a condition precedent to the Closing by Purchaser, Seller shall deliver, or cause to be delivered all of the following documents on or prior to the Closing Date:

(i)

Purchased Assets.  Possession of all the Purchased Assets, together with all the Books and Records relating to the Purchased Assets;

(ii)

Bill of Sale.  An original Bill of Sale substantially in the form of Exhibit A attached hereto, duly executed by Seller;

(iii)

Patent Assignment.  A patent assignment substantially in the form of Exhibit B attached hereto (the “Patent Assignment”), duly executed by Seller and Purchaser;

(iv)

General Assignment.  An Assignment and Assumption Agreement substantially in the form of Exhibit C attached hereto (the “General Assignment”), duly executed by Seller;

(v)

Third Party Consent to Contract Assignment.  A Consent to Assignment of Contract or comparable form for each of the Assumed Contracts (including any settlement agreement) being assigned to Purchaser and requiring consent for such assignment (the “Consent to Assignment”), duly executed by Seller and each such other party who is a party to the Assumed Contract;

(vi)

Officer’s Certificate.  An officer’s certificate of Seller to Purchaser, substantially in the form of Exhibit D attached hereto, duly executed by an officer of Seller;

(vii)

such other documents as Purchaser may reasonably request for the purpose of facilitating the consummation of the transactions contemplated herein.

(c)

Closing Deliveries By Purchaser.  As a condition precedent to the Closing by Seller, Purchaser shall deliver, or cause to be delivered all of the following documents on or prior to the Closing Date:

(i)

The Patent Assignment, duly executed by Purchaser;

(ii)

The General Assignment, duly executed by Purchaser;

(iii)

An officer’s certificate of Purchaser to Seller, substantially in the form of Exhibit E attached hereto, duly executed by an officer of Purchaser; and

(iv)

such other documents as Seller may reasonably request for the purpose of facilitating the consummation of the transactions contemplated herein.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF Seller

Seller represents and warrants to Purchaser, as of the Closing Date, except as set forth in the disclosure schedule attached hereto (the “Seller Disclosure Schedule”), specifically identifying the relevant Section hereof, which exceptions shall be deemed to be representations and warranties as if made in this Article 2 (provided that the disclosure in such exceptions shall be true, complete and correct), as follows:

2.1

Organization and Capitalization.

(a)

Seller is a corporation duly incorporated and validly existing under the laws of the State of Delaware and is duly qualified to conduct business in the State of Arizona.  Seller has the power to own the Purchased Assets and to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(b)

The authorized capital stock of Seller consists solely of Twenty Million (20,000,000) shares of common stock, $0.001 par value, Thirteen Million Two Hundred Twenty Thousand (13,220,000) of which have been issued to the shareholders as set forth in Section 2.1 of the Seller Disclosure Schedule (“The Company Stock”).  There are no shares in treasury and no shares of preferred stock or other classes of common stock authorized.  The Company Stock is duly authorized, validly issued, fully paid and nonassessable.  Other than 250,000 warrants outstanding, there are no outstanding subscriptions, options, calls, commitments or other rights of any kind for the purchase or acquisition of, nor any securities exercisable, convertible or exchangeable for, any capital stock of the Company.

2.2

Power and Authority.  Seller has all requisite power and authority and has taken all actions necessary to enter into this Agreement and all exhibits required by this Agreement, to consummate the transactions contemplated hereby and to perform fully its obligations hereunder, and no other proceedings on the part of Seller are necessary to authorize this Agreement or any applicable ancillary agreements, or to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the performance by Seller of its obligations hereunder have been duly and validly authorized by all necessary action and constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

2.3

Consents and Approvals; No Violation.  Except as set forth in Section 2.3 of Seller Disclosure Schedule, no consent, approval or action of, filing with or notice to any governmental or regulatory authority or any other non-governmental third party is required in connection with the execution, delivery and performance of this Agreement, the exhibits to this Agreement or the consummation of the transactions contemplated hereby by Seller.  Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, will (a) conflict with or result in any breach of any provision of the charter, bylaws or other organizational documents of Seller, (b) conflict with or result in a violation or breach of any law, order, permit, statute, rule or regulation applicable to Seller or any of the Purchased Assets, except where such violation or breach will not result in a Material Adverse Effect (as defined below) on Seller or the Purchased Assets, (c) result in a material breach of, or default under (or give rise to any right of termination, cancellation or acceleration under), any of the terms, conditions or provisions of any material agreement or instrument to which Seller or any of the Purchased Assets may be bound, or (d) result in an imposition or creation of any Encumbrance on Seller or the Purchased Assets.  For purposes of this Agreement, “Material Adverse Effect” means for any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship or other business organization, trust, union, or association (“Person”), a material adverse effect whether individually or in the aggregate (a) on the business, operations, financial condition, assets or liabilities of such Person, or (b) on the ability of such Person to consummate the transactions contemplated hereby.

2.4

Undisclosed Liabilities.  Except for the Assumed Liabilities, Seller has no liabilities or obligations (absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise) which will have a Material Adverse Effect on the Seller or the Purchased Assets nor, to the Knowledge of Seller (as defined below), any basis for any liabilities or obligations against, relating to or affecting the Purchased Assets.  For purposes of this Agreement, “Knowledge of Seller” shall mean the actual knowledge of Seller’s officers and board of directors.

2.5

Contracts.  Schedule 1.1(h) attached hereto contains a true and complete list of Assumed Contracts and each written contract by which any of the Purchased Assets are bound.  Each of the Assumed Contracts is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of Seller, and no act or event has occurred which with notice or lapse of time, or both, will constitute a default by Seller.  The assignment of the Assumed Contracts to Purchaser will not give rise to any termination rights by any party to such contract nor will it give any party to such contract any rights to change any terms of such contract.  To the Knowledge of Seller, the other parties to any such contract, agreement or arrangement are not in violation or breach of or default under any such contract, agreement or arrangement.

2.6

Intellectual Property.

(a)

Definitions.  For purposes of this Agreement, the following terms shall be defined as follows:

(i)

“Copyrights” shall mean all copyrights, copyrightable works (including without limitation all software, middleware and firmware), semiconductor topography, mask works and mask work rights, and applications for registration of any of the foregoing, including without limitation all rights of authorship, use, publication, publicity, reproduction, distribution, performance, transformation, Moral Rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions and treaties.

(ii)

“Off-the-Shelf Software” shall mean any software (other than Public Software) that is generally and widely available to the public through regular commercial distribution channels and is licensed on a non-exclusive basis on standard terms and conditions for a one-time license fee less than $7,500 and that was obtained by the Seller in the ordinary course of business.

(iii)

“Patents” shall mean (i) all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name, issued by the United States Patent and Trademark Office and any other applicable Governmental Authority, including without limitation design patents and (ii) all published and all unpublished non-provisional and provisional patent applications, reexamination proceedings, invention disclosures, records of invention, applications for certificates of invention and priority rights, in any country and regardless of formal name, including without limitation, substitutions, continuations, continuations-in-part, divisions, renewals, revivals, reissues, re-examinations and extensions thereof.

(iv)

“Proprietary Rights” shall mean any and all of the following in any country: (a)(i) Patents, (ii) Trademarks, (iii) domain names and domain name registrations, (iv) Copyrights, (v) Trade Secrets, and (vi) all other ideas, inventions, designs, manufacturing, operating and other specifications, technical data and information, and other intangible assets, intellectual properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights); or (b) any right (whether at law, equity, by Contract or otherwise) to use, practice or otherwise exploit any of the foregoing.

(v)

“Public Software” shall mean any software that is (i) distributed as free software or as open source software or (ii) subject to any licensing or distribution model that includes as a term thereof any requirement for distribution of source code to licensees or third parties, patent license requirements on distribution, restrictions on future patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Proprietary Rights through any means, or (iii) derived from in any manner (in whole or in part), links to, relies on, is distributed with, incorporates or contains any software described in (i) or (ii) above.

(vi)

“Registered Copyrights” shall mean all Copyrights for which registrations have been obtained or applications for registration have been filed in the United States Copyright Office and any other applicable Governmental Authority.

(vii)

“Registered Trademarks” shall mean all Trademarks for which registrations have been obtained or applications for registration have been filed in the United States Patent and Trademark Office and any applicable Governmental Authority.

(viii)

“Seller Licensed Proprietary Rights” shall mean Proprietary Rights owned by any Person other than Seller that are licensed to the Seller.

(ix)

“Seller Owned Proprietary Rights” shall mean Proprietary Rights owned by or purported to be owned by the Seller.

(x)

“Seller Product(s)” shall mean each and all of the products of the Seller (including without limitation software, firmware, middleware, databases, interfaces, systems, or devices licensed or otherwise made available by the Seller and, except as otherwise indicted herein, any services performed by the Seller), whether currently under development, or otherwise anticipated to be distributed under any product “road map” of the Seller.

(xi)

“Seller Proprietary Rights” shall mean the Seller Owned Proprietary Rights and the Seller Licensed Proprietary Rights.

(xii)

“Trade Secrets” shall mean all product specifications, data, know-how, inventions and ideas, research and development, processes and specifications, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code), databases, interfaces, computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection law.

(xiii)

“Trademarks” shall mean all (i) trademarks, service marks, marks, logos, insignias, designs, trade dress, other symbols, trade names and fictitious business names, (ii) applications for registration of trademarks, service marks, marks, logos, insignias, designs, trade dress, other symbols, trade names and fictitious business names, (iii) trademarks, service marks, marks, logos, insignias, designs, trade dress, other symbols, trade names and fictitious business names for which registrations have been obtained and (iv) all goodwill associated with each of the foregoing.

(b)

Disclosure of Certain Seller Proprietary Rights.  Schedule 0 of the Seller Disclosure Schedule lists the following with respect to the Seller Proprietary Rights:

(i)

Disclosure of Patents.  Seller owns the issued  Patents and the pending Patents set forth on Schedule 2.6(b)(i) of the Seller Disclosures Schedule.

(ii)

Disclosure of Registered Copyrights.  Schedule. 2.6(b)(ii)(A) of the Seller Disclosure Schedule lists all of the Registered Copyrights owned by Seller.  Schedule 2.6(b)(ii)(B) of the Seller Disclosure Schedule lists all of the Registered Copyrights in which Seller has any right, title or interest (including without limitation interest acquired through a license or other right to use), other than those owned by Seller and other than in Off-the-Shelf Software, provided however, such list need not include Registered Copyrights licensed to Seller in an agreement which does not specifically identify the Copyrights as being Registered Copyrights.

(iii)

Disclosure of Trademarks.  Schedule 2.6(b)(iii)(A) of the Seller Disclosure Schedule lists all of the Registered Trademarks and domain names and domain name registrations owned by or purported to be owned by Seller.

(c)

Ownership of and Right to Use Proprietary Rights; No Encumbrances.  Seller is the sole and exclusive owner of and has good, valid and marketable title to, free and clear of all Liens, (i) all of the Seller Owned Proprietary Rights included in the Purchased Assets, (ii) except for Copyrights in Off-the-Shelf Software licensed to the Seller and Copyrights licensed to the Seller, all Copyrights in software, middleware, firmware and other works of authorship used or distributed by the Seller, and (iii) all Trade Secrets used by the Seller in the conduct of its Business other than those Trade Secrets included in the Seller Licensed Proprietary Rights.  The Seller Proprietary Rights included in the Purchased Assets, including without limitation, any Trade Secrets and un-Registered Copyrights used by the Seller, constitutes all the Proprietary Rights used or necessary in connection with the conduct of the Business of the Seller as conducted prior to or on the date of this Agreement, including without limitation as necessary or appropriate to make, use, offer for sale, sell or import the Seller Products.

(d)

Agreements Related to Seller Proprietary Rights.

(i)

Disclosure of Proprietary Rights Agreements.  Except as otherwise set forth on Schedule 2.6(d)(i) of the Seller Disclosure Schedule, Seller does not have any Contracts, licenses or other arrangements (a) granting any Person any right to use, sell, offer to sell, import, export, or otherwise distribute any Seller Product, with or without the right to sublicense the same; (b) granting any license of, any covenant not to assert/sue or other immunity from suit under or any other rights to any current or future Proprietary Rights, with or without the right to sublicense the same, granted by the Seller or granted to the Seller (other than licenses granted to the Seller for Off-the-Shelf Software); (c) regarding joint development of any Seller Products or Proprietary Rights; (d) by which the Seller grants any ownership right or title to any Proprietary Rights or by which the Seller is assigned or granted an ownership interest in any Proprietary Rights, other than agreements with employees and contractors that assign or grant to the Seller ownership of Proprietary Rights developed in the course of providing services by such employees and contractors; (e) under which the Seller grants or receives an option, right of first negotiation or right of first refusal relating to any Proprietary Rights; (f) pursuant to which the Seller has deposited or is required to deposit with an escrow agent or any other Person any Seller Owned Proprietary Rights; and (g) limiting the Seller’s ability to transact business in any market, field or geographical area or with any Person, or that restricts the use, sale, transfer, delivery or licensing of Seller Owned Proprietary Rights or Seller Products, including without limitation any covenant not to compete.

(ii)

Royalties.  Except as set forth in Schedule 2.6(d)(ii) of the Seller Disclosure Schedule, Seller has no obligation to pay any royalties, license fees or other amounts or provide or pay any other consideration to any Person by reason of the ownership, use, exploitation, practice, sale or disposition of Seller Proprietary Rights (or any tangible embodiment thereof) or the reproducing, making, using, selling, offering for sale, distributing or importing any Seller Product.

(iii)

No Breach.  The Seller is not in breach of, nor to the Seller’s Knowledge is any other Person is in breach of, any Contract, license or other arrangement described in this Section 2.60 and Seller has not notified any Person and no Person has notified the Seller of any such breach.

(e)

No Third Party Rights in Seller Proprietary Rights.  Except as set forth in Schedule 2.6(e) of the Seller Disclosure Schedule:

(i)

No Joint Ownership.  The Seller does not jointly own, license or claim any right, title or interest with any other Person of any Seller Owned Proprietary Rights included in the Purchased Assets.

(ii)

No Employee Ownership.  No current or former officer, manager, director, shareholder, member, employee, consultant or independent contractor of the Seller has any right, title or interest in, to or under any Proprietary Rights related to the Seller Products of the Business of the Seller that have not been either (a) irrevocably assigned or transferred to Seller or (b) licensed (with the right to grant sublicenses) to Seller under an exclusive, irrevocable, worldwide, royalty free, fully paid and assignable license.

(iii)

No Restrictions.  The Seller is not subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing of the Seller Owned Proprietary Rights included in the Purchased Assets by the Seller, the use, manufacture, transfer, sale, importation or licensing of any Seller Product, or which could reasonably be expected to adversely affect the validity, use or enforceability of any Seller Owned Proprietary Rights included in the Purchased Assets.

(iv)

Copyrights and Trademarks.  All Registered Trademarks and domain names owned by the Seller and used in the Business and which are Purchased Assets (a) have been duly filed or registered (as applicable) with the applicable Governmental Authority, and maintained, including the timely submission of all necessary filings and payment of fees in accordance with the legal and administrative requirements or the appropriate jurisdictions, (b) have not lapsed, expired or been abandoned and (c) to the Seller’s Knowledge, no opposition proceedings have been commenced related thereto in any jurisdictions where such procedures are available, nor, to Seller’s Knowledge, do any facts exist that could lead to any such opposition.

(f)

Trademarks and Copyrights.  There does not exist any material fact with respect to the Trademarks used in the Business or which is a Purchased Asset and included in the Seller Owned Proprietary Rights that would (i) preclude the issuance of any Registered Trademarks used in the Business from any trademark applications, or (ii) render any such Trademarks invalid or unenforceable, except in each case where such preclusions, invalidity or unenforceability would not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Effect.  The Seller has taken all commercially reasonable and customary measures and precautions necessary to protect and maintain Trademarks used in the Business and which are Purchased Assets in which Seller has any right, title or interest and otherwise to maintain and protect the full value of all such Trademarks.  To the Seller’s Knowledge, there does not exist any material fact with respect to any Copyrights used in the Business and which are Purchased Assets and included in the Seller Owned Proprietary Rights that would (i) preclude the issuance of any Registered Copyright used in the Business from any copyright applications, or (ii) render any such Copyrights invalid or unenforceable.

(g)

Trade Secrets.  The Seller has taken all commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all Trade Secrets used in the Business and which are Purchased Assets in which Seller has any right, title or interest and otherwise to maintain and protect the full value of all such Trade Secrets.  The Seller has not disclosed any Trade Secrets used in the Business and which are Purchased Assets in which the Seller has (or purports to have) any right, title or interest (or any tangible embodiment thereof) to any Person without having the recipient thereof execute a written agreement regarding the non-disclosure and non-use thereof.  All use, disclosure or appropriation of any Trade Secret  used in the Business or which is a Purchased Asset and not owned by the Seller has been pursuant to the terms of a written agreement between the Seller and the owner of such Trade Secret, or is otherwise lawful.  Seller has not received any notice from a third party that there has been an unauthorized use or disclosure of any Seller Trade Secrets.  No Person that has received any Trade Secrets from the Seller has refused to provide to the Seller, after Seller’s request therefore, a certificate of return or destruction of any documents or materials containing Seller Trade Secrets.

(h)

Employee and Contractor Agreements.  All current and former employees, consultants and independent contractors of Seller, including without limitation those who are or were involved in, or who have contributed to, the creation or development of any Proprietary Rights or any Seller Product have executed and delivered to the Seller a written agreement (containing no exceptions to or exclusions from the scope of its coverage) regarding the protection of proprietary information and the irrevocable assignment to the Seller of any Proprietary Rights arising from services performed by such Persons.  To the Seller’s Knowledge, no current or former employee, consultant or independent contractor is in violation of any term of any such agreement, including without limitation any patent disclosure agreement or other employment

Contract or any other Contract relating to the relationship of any such employee, consultant or contractor with the Seller.

(i)

No Government Funding.  No funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Seller Proprietary Rights included in the Purchased Assets or any Seller Product.  The Seller has (i) timely made all required disclosures regarding any Patents or patentable inventions used in (or exploited in connection with) the Business resulting from or conceived during the development of any portion of any Seller Owned Proprietary Rights included in the Purchased Assets or Seller Products developed under a Contract with any Governmental Authority such that the Governmental Authority does not have the right to take or claim title to such Patents or patentable inventions and (ii) timely made all required disclosures (on the appropriate Governmental Authority schedule) of all technical data and technical information resulting from the development of any portion of any Seller Owned Proprietary Rights included in the Purchased Assets or Seller Products developed under any Contract with any Governmental Authority in which the Governmental Authority has unlimited, limited, restricted, government purpose or specifically negotiated rights.  The Seller has provided copies of all such disclosures described in (i) and (ii) above to Purchaser.

2.7

Litigation.  Schedule 2.7 of the Seller Disclosure Schedule sets forth all current causes of action, claims, suits or proceedings in which Seller is a party.  Except as set forth on Schedule 2.6 of the Seller Disclosure Schedule, there are no actions, causes of action, claims, suits, proceedings, orders, writs, investigations, injunctions or decrees pending or, to the Knowledge of Seller, any basis for any actions, causes of actions, claims or suits against Seller that would affect the Purchased Assets or the consummation of the transactions contemplated herein, at law, in equity or admiralty, or before or by any court or any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

2.8

Tax Matters.  All federal, state and local taxes ("Taxes"), fees and assessments and penalties of whatever nature upon Seller, the Purchased Assets which will have a Material Adverse Effect on the Purchased Assets, have been paid by Seller.  There are no liens for Taxes, nor any basis for any such liens, upon the Purchased Assets.

2.9

Financial Statements.  Section 2.9 of the Seller Disclosure Schedule includes a true and correct copy of Seller’s financial statements ended November 7, 2011 (the “Financial Statements”).  The Financial Statements are complete in all material respects.

2.10

Labor and Employment.  All past and current employees and consultants engaged by Seller are set forth on Schedule 2.10 of the Seller Disclosure Schedule.  The consummation of the transactions contemplated by this Agreement will not, either immediately or upon the occurrence of any event thereafter, result in any obligation (absolute or contingent) of Purchaser to pay any former employee of Seller any severance pay, unemployment compensation, accrued overtime, bonuses and any other payments.  To the extent Seller has or had employees, Seller has complied with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, discrimination against race, color, national origin, religious creed, physical or mental disability, sex, age, ancestry, medical condition, marital status or sexual orientation, and the withholding and payment of social security and other taxes.

2.11

Material Omissions.  The representations and warranties by Seller in this Agreement and the statements contained in the schedules, certificates, exhibits and other writings furnished and to be furnished by Seller to Purchaser pursuant to this Agreement do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact necessary to make the statements herein or therein not misleading.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as of the Closing Date, as follows:

3.1

Organization.  Purchaser is a corporation duly organized and validly existing under the laws of the State of Nevada.  Purchaser has the corporate authority to own its properties and to carry on its business as now conducted and to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

3.2

Power and Authority.  Purchaser has all requisite power and authority and has taken all actions necessary to enter into this Agreement and all exhibits required by this Agreement, to consummate the transactions contemplated hereby and to perform fully its obligations hereunder, and no other proceedings on the part of Purchaser are necessary to authorize this Agreement or any applicable ancillary agreements, or to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder have been duly and validly authorized by all necessary action and constitutes a legal, valid and binding obligation of the Purchaser enforceable against Purchaser in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.3

Capital Stock of Purchaser.  The authorized capital stock of Purchaser consists of three hundred million (300,000,000) shares of common stock, $0.001 par value and fifty million (50,000,000) shares of preferred stock, $0.001 par value.  As of December 2, 2011, Forty Four Million Four Hundred Thousand (44,400,000) shares of Purchaser’s common stock are issued and outstanding.  In accordance with the terms and conditions herein contained, Purchaser agrees, as follows:

(a)

At or prior to closing, Powers shall return, and Purchaser shall cancel, Twenty Million (20,000,000) shares of common stock owned by Powers (the “Powers Cancelled Shares”).  The shares to be cancelled by Powers hereunder have been lawfully issued, fully paid and non-assessable.

(b)

At or prior to closing, Erickson shall return, and Purchaser shall cancel, Twenty Million (20,000,000) shares of common stock owned by Erickson (the “Erickson Cancelled Shares”).  The shares to be cancelled by Erickson hereunder have been lawfully issued, fully paid and non-assessable.

(c)

At or prior to closing, Khatami shall return, and Purchaser shall cancel, One Million Two Hundred Thousand (1,200,000) shares of common stock owned by Khatami (the “Khatami Cancelled Shares”).  The shares to be cancelled by Khatami hereunder have been lawfully issued, fully paid and non-assessable.

(d)

On the closing date of this Agreement, and after allowing for the cancellation of the shares owned by the CYHF Shareholders, Purchaser shall have Three Million Two Hundred Thousand (3,200,000) shares issued and outstanding.

(e)

Upon closing and consummation of this Agreement, Purchaser shall have Sixteen Million Four Hundred Twenty Thousand (16,420,000) shares of its common stock issued and outstanding.

(f)

The Per Share Stock Consideration Price is the fair market value of a share of the Stock Consideration, and the issuance and delivery of the Stock Consideration at the Per Share Stock Consideration Price will not result in any liability for Seller or the stockholders of Seller.

3.4

Consents and Approvals; No Violation.  No consent, approval or action of, filing with or notice to any governmental or regulatory authority or any other non-governmental third party is required in connection with the execution, delivery and performance of this Agreement, the exhibits to this Agreement or the consummation of the transactions contemplated hereby by Purchaser.  Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof, will (a) conflict with or result in any breach of any provision of the charter, bylaws or other organizational documents of Purchaser, (b) conflict with or result in a violation or breach of any law, order, permit, statute, rule or regulation applicable to Purchaser, except where such violation or breach will not result in a Material Adverse Effect (as defined below) on Purchaser, (c) result in a material breach of, or default under (or give rise to any right of termination, cancellation or acceleration under), any of the terms, conditions or provisions of any material agreement or instrument to which Purchaser may be bound, or (d) result in an imposition or creation of any Encumbrance on Purchaser.

3.5

Undisclosed Liabilities.  Purchaser has no liabilities or obligations (absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise) which will have a Material Adverse Effect on Purchaser nor any basis for any liabilities or obligations against, relating to or affecting Purchaser.

3.6

Compliance with Law.  Purchaser is in compliance with all applicable laws, statutes, orders, ordinances and regulations, whether federal , state, local or foreign, including, without limitations, all federal and state securities laws.

3.7

Litigation.  There are no actions, causes of action, claims, suits, proceedings, orders, writs, investigations, injunctions or decrees pending or, to the knowledge of purchaser, any basis for any actions, causes of actions, claims or suits against Purchaser that would affect Purchaser’s ability to operate the Purchased Assets or the consummation of the transactions contemplated herein, at law, in equity or admiralty, or before or by any court or any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

3.8

Material Omissions.  The representations and warranties by Purchaser in this Agreement and the statements contained in the schedules, certificates, exhibits and other writings furnished and to be furnished by Purchaser to Seller pursuant to this Agreement do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact necessary to make the statements herein or therein not misleading.

ARTICLE IV.
ACTIONS BY THE PARTIES AFTER CLOSING

4.1

Survival of Representations, Warranties, Etc.  The representations, warranties and covenants of Seller and Purchaser contained in or made pursuant to this Agreement or any certificate, document or instrument delivered pursuant to or in connection with this Agreement and the transactions contemplated hereby shall survive the Closing Date and the representations and warranties shall continue in full force and effect for the period equal to six (6) consecutive months from the Closing Date (the “Survival Period”).

4.2

Indemnification.

(a)

Indemnification by Seller.  Seller shall indemnify, defend and hold harmless Purchaser and its subsidiaries and the officers, directors, employees, agents, successors and assigns of Purchaser and its subsidiaries (the “Purchaser Group”) from and against any and all damages, costs, liabilities, losses, judgments, penalties, fines, claims and expenses, including without limitation, interest, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Damages”), asserted against or incurred by Purchaser or any member of the Purchaser Group in connection with, arising out of or resulting from (i) any breach of any covenant, representation, warranty or agreement made by Seller in or pursuant to this Agreement, (ii) Seller’s use of the Purchased Assets prior to the Closing Date, or (iii) any Excluded Liability.  Notwithstanding anything expressed or implied in this Article IV to the contrary, Purchaser acknowledges that no shareholder of Seller shall have any liability pursuant to this Article IV or any other provisions under this Agreement and Purchaser shall forever refrain and forbear from commencing, instituting or prosecuting any lawsuit, action or other proceeding of any kind whatsoever, by way of action, defense, set-off, cross-complaint or counterclaim, against any shareholder of Seller based on, arising out of, or in connection with this Agreement and the transactions contemplated under this Agreement.

(b)

Indemnification by Purchaser.  Purchaser, and its successors and assigns, shall indemnify Seller and the Seller’s shareholders and its respective officers, directors, employees, agents, successors and assigns (collectively, the “Selling Group”) from and against any and all Damages asserted against or incurred by Seller or any of the Seller’s shareholders in connection with, arising out of or resulting from (i) any breach of any covenant, representation, warranty or agreement made by Purchaser in or pursuant to this Agreement, including without limitation the representation regarding the fairness of the Per Share Stock Consideration Price, or (ii) Purchaser’s use of the Purchased Assets following the Closing Date or (iii) the Assumed Liabilities.

4.3

Procedure for Claims By Third Parties and Purchaser.

(a)

Defense of Third-Party Claims.

(i)  If any claim, proceeding, action, demand, suit or similar action (“Action or Proceeding”) is filed or initiated against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within ten (10) days after the service of the citation or summons); provided, however, that the failure of any indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates actual damage caused by such failure.  After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such Action or Proceeding, then the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such Action or Proceeding and to employ and engage attorneys of its own choice to handle and defend the same, such attorneys to be reasonably satisfactory to the indemnified party, at the indemnifying party’s cost, risk and expense (unless (A) the indemnifying party has failed to assume the defense of such Action or Proceeding or (B) the named parties to such Action or Proceeding include both of the indemnifying party and the indemnified party, and the indemnified party and its counsel determine in good faith that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party and that joint representation would be inappropriate), and to compromise or settle such Action or Proceeding, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld.  The indemnified party may withhold such consent if such compromise or settlement would adversely affect the conduct of business or requires less than an unconditional release to be obtained.  If (x) the indemnifying party fails to assume the defense of such Action or Proceeding within fifteen (15) days after receipt of notice thereof pursuant to this Section 4.3, or (y) the named parties to such Action or Proceeding include both the indemnifying party and the indemnified party and the indemnified party and its counsel determine in good faith that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party and that joint representation would be inappropriate, the indemnified party against which such Action or Proceeding has been filed or initiated will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party’s cost and expense with counsel reasonably acceptable to the indemnifying party, the defense, compromise or settlement of such Action or Proceeding on behalf of and for the account and risk of the indemnifying party; provided, however, that such Action or Proceeding shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld.  In the event the indemnified party assumes defense of the Action or Proceeding, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement and will consult with, when appropriate, and consider any reasonable advice from, the indemnifying party of any such defense, compromise or settlement.  The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 4.3 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless the indemnified party from and against any Damages by reason of such settlement or judgment.

(ii)  Regardless of whether the indemnifying party or the indemnified party takes up the defense, the indemnifying party will pay reasonable costs and expenses in connection with the defense, compromise or settlement for any Action or Proceeding under this Section 4.3.

(iii)  The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such Action or Proceeding and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost (except as set forth above), participate in the investigation, trial and defense of such Action or Proceeding and any appeal arising therefrom.  The indemnifying party shall pay all expenses due under this Section 4.3 as such expenses become due.  In the event such expenses are not so paid, the indemnified party shall be entitled to settle any Action or Proceeding under this Section 4.3 without the consent of the indemnifying party and without waiving any rights the indemnified party may have against the indemnifying party.

(b)

Other Claims.

(i)  Except as provided in Section 4.3(a) above, in order to seek indemnification under this Article IV, an indemnified party shall give written notification (a “Claim Notice”) to the indemnifying party that contains (A) a description and the amount of any Damages incurred or reasonably expected to be incurred by the indemnified party (the “Claimed Amount”), (B) a statement that the indemnified party is entitled to indemnification under this Article IV for such Damages and a reasonable explanation of the basis therefor, and (C) a demand for payment (in the manner described below) in the amount of such Damages.

(ii)  Within ten (10) calendar days after delivery of a Claim Notice, the indemnifying party shall deliver to the indemnified party a written response (the “Response”) in which the Indemnifying Party shall:  (A) agree that the indemnified party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied with instructions to release to the release of the number shares underlying the Indemnification Holdback equal to the Claimed Amount from the Indemnification Holdback or to pay by a payment of cash by the indemnifying party to the indemnified party of the Claimed Amount, by check or by wire transfer), (B) agree that the indemnified party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) ((in which case the Response shall be accompanied with written instructions to the directly release of the number of shares underlying the Indemnification Holdback equal to the Agreed Amount or by a payment of cash by the indemnifying party to the indemnified party of the Agreed Amount, by check or by wire transfer), or (iii) dispute that the indemnified party is entitled to receive any of the Claimed Amount.  If the indemnifying party in the Response disputes its liability for all or part of the Claimed Amount, the indemnifying party and the indemnified party shall follow the procedures set forth in below for the resolution of such dispute (a “Dispute”).

(iii)  During the fifteen (15)-day period following the delivery of a Response that reflects a Dispute, the indemnifying party and the indemnified party shall use good faith efforts to resolve the Dispute.  If the Dispute is not resolved within such fifteen (15)-day period, the indemnifying party and the indemnified party shall submit the Dispute to arbitration pursuant to the terms set forth on Schedule 4.3(b) attached hereto.

4.4

Filings.  Each of the parties hereto will use its best efforts to make or cause to be made all such filings and submissions as may be required under applicable laws and regulations for the consummation of the transactions contemplated by this Agreement.  Seller and Purchaser will coordinate and cooperate with one another in exchanging such information and provide each other such assistance as any other party may reasonably request in connection with the foregoing.

ARTICLE V.
MISCELLANEOUS

5.1

Confidentiality.  In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, each party has had access to confidential information relating to the other party or parties.  Each party shall treat such information as confidential, preserve the confidentiality thereof and not duplicate or use such information, except in connection with the transactions contemplated hereby.  Each party shall use all reasonable steps to safeguard such information.

5.2

Entire Agreement.  This Agreement and the exhibits and schedules delivered in connection herewith constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matters hereof.  The representations, warranties, covenants and agreements set forth in this Agreement and in any financial statements, schedules or exhibits delivered pursuant hereto constitute all the representations, warranties, covenants and agreements of the parties hereto and upon which the parties have relied, and except as specifically provided herein, no change, modification, amendment, addition or termination of this Agreement or any part thereof shall be valid unless in writing and signed by or on behalf of the party to be charged therewith.

5.3

Further Assurances.  From time to time after the Closing Date, Seller and Purchaser agree to execute and deliver, or cause its affiliates to execute and deliver, such instruments of sale, transfer, conveyance, assignment and delivery, and such consents, assurances, powers of attorney and other instruments as may be reasonably requested by the other party or its counsel in order to vest in Purchaser all right, title and interest of Seller in and to the Purchased Assets, and otherwise in order to carry out the purpose and intent of this Agreement.

5.4

Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties at the following addresses or facsimile numbers:

If to Purchaser:

Coyote Hills Golf, Inc.

711 N 81st Place

Mesa, AZ 85207

 (480) 335-7351

Attention: Chief Executive Officer

If to Seller:

Spindle Mobile, Inc.

6821 East Thomas Road

Scottsdale, AZ 85251

Attention: Chief Executive Officer

Any party from time to time may change his, her or its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

5.5

Expenses.  Seller and Purchaser shall each pay their own respective costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby.  Without limiting the generality of the foregoing, Seller shall pay all applicable sales, use, transfer and documentary taxes arising out of the purchase and sale of the Purchased Assets.  The parties agree to cooperate to minimize the taxes arising from the transactions contemplated by this Agreement.

5.6

Waivers.  The terms of this Agreement may be waived only by a written instrument signed by the party waiving compliance.

5.7

Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts and by facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

5.8

Severability.  If any provisions of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

5.9

Governing Law.  This Assignment shall in all respects be construed in accordance with and governed by the laws of the State of Delaware without giving effect to its conflicts-of-laws principles (other than any provisions thereof validating the choice of the laws of the State of Delaware in the governing law).

5.10

Assignment.  This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns.  This Agreement or any rights or obligations hereunder shall not be assignable by any party, except that Purchaser may pledge its rights hereunder to a lender as security for any financing or refinancing.

5.11

Headings.  The Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or of any term or provision hereof.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed on the date and year first above written.

PURCHASER:	COYOTE HILLS GOLF, INC.,
a Nevada corporation

By: /s/ Mitch Powers

Name: Mitch Powers

Title: President

SELLER:	SPINDLE MOBILE, INC.,
a Delaware corporation
By: /s/ David Ide

Name: David Ide

Title: President

POWERS:	MITCH POWERS, INDIVIDUALLY
By: /s/ Mitch Powers

ERICKSON:	STEPANIE ERICKSON, INDIVIDUALLY
By: /s/ Stephanie Erickson

KHATAMI:	KAMIAR KHATAMI, INDIVIDUALLY
By: /s/ Kamiar Khatami

[SIGNATURE PAGE TO SPINDLE MOBILE, INC. ASSET PURCHASE AGREEMENT]

EXHIBITS AND SCHEDULES

Exhibit A	Bill of Sale
Exhibit B	Patent Assignment
Exhibit C	General Assignment
Exhibit D	Company Officer’s Certificate
Exhibit E	Purchaser Officer’s Certificate

Schedule 1.1(a)	Physical Assets
Schedule 1.1(h)	Assumed Contracts
Schedule 1.2	Assumed Liabilities
Schedule 1.4	Allocation of Stock Consideration to Seller’s Shareholders
Schedule 1.5	Purchase Price Allocation
Schedule 4.3(b)	Arbitration Procedure

Seller Disclosure Schedule

SCHEDULE 4.3(b)

ARBITRATION PROCEDURE

Any dispute to be determined in accordance with this Schedule 4.3(b) (i.e., any controversy or claim arising out of or relating to Article IV, or the making, performance or interpretation thereof) shall be submitted to arbitration in Maricopa County, Arizona pursuant to the rules and procedures applicable to commercial arbitration (the “Rules”) of the American Arbitration Association (“AAA”), as modified herein, before three arbitrators appointed as follows:  one by Purchaser, one by Seller and the third by the two arbitrators so appointed, who shall serve as chair of the panel.  The parties shall appoint their arbitrators within fifteen (15) days after the response to the statement of claim is due, and the two arbitrators shall appoint the third arbitrator within fifteen (15) days after written notice from AAA to do so.  All arbitrators shall be neutral as defined in the AAA Rules.  If a party fails to appoint a qualified arbitrator in timely manner, AAA shall make such appointment(s), which shall be final and binding on the parties.  The arbitration hearing will be commenced within fifteen (15) days after the appointment of the last arbitrator and the hearing will be completed and an award rendered in writing within sixty (60) days after the commencement of the hearing, unless the arbitrator determines that exceptional circumstances justify delay.  Each party will have the right to take up to four (4) evidentiary depositions, and exchange one set of document production requests and one set of not more than twenty five (25) interrogatories, without subparts, prior to the hearing.  The ruling of a majority of the arbitrators shall be final, and judgment thereon may be entered in any court having jurisdiction.  If any question is submitted to a court of law for resolution, then the courts of Maricopa County, Arizona or the United States District Court for the State of Arizona shall be the exclusive court of competent jurisdiction for the resolution of such question.  Each party will bear one half of the cost of the arbitration filing and hearing fees, and the cost of the arbitrator.  Each party will bear its own attorneys’ fees, unless otherwise decided by the arbitrators to award fees to the prevailing party.  The parties understand and agree that the arbitration shall be instead of any civil litigation and that the arbitrators’ decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.  The arbitrators shall have no authority to amend or modify any provision of this Agreement or any other document executed or delivered by any party in connection herewith.